EXHIBIT 99.1


                                   ITRON, INC.

                        1996 EMPLOYEE STOCK PURCHASE PLAN



                               SECTION 1. PURPOSE

         The purposes of the Itron, Inc. 1996 Employee Stock Purchase Plan (the "Plan") are to (a) assist employees of Itron, Inc., a Washington corporation (the "Company"), and its parent and subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) help employees provide for their future security and to encourage them to remain in the employment of the Company and its subsidiary corporations.

                             SECTION 2. DEFINITIONS

         For purposes of the Plan, the following terms shall be defined as set forth below.

         "BOARD" means the Board of Directors of the Company.

         "CHANGE NOTICE DATE" has the meaning set forth in Section 9.2.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" means Itron, Inc., a Washington corporation.

         "DESIGNATED CORPORATION" has the meaning set forth under the definition of "Eligible Employee" in this Section 2.

         "ELIGIBLE COMPENSATION" means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

         "ELIGIBLE EMPLOYEE" means any employee of the Company (or any Parent Corporation or Subsidiary Corporation designated by the Plan Administrator (a "Designated Corporation")) who is in the employ of the Company (or any such Designated Corporation) on one or more Offering Dates and who meets the following criteria:

         (a) the employee does not, immediately after the Option is granted, own stock (as defined by Code Sections 423(b)(3) and 424(d)) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation of the Company;

         (b) the employee's customary employment is not 20 hours or fewer per week;

         (c) the employee's customary employment is for more than five months in any calendar year; and

         (d)      the employee has been employed for at least three months.

         If the Company permits any employee of a Designated Corporation to participate in the Plan, then all employees of that Designated Corporation who meet the requirements of this paragraph shall also be considered Eligible Employees.

         "ESPP BROKER" has the meaning set forth in Section 10.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "OFFERING" has the meaning set forth in Section 5.1.

         "OFFERING DATE" means the first day of an Offering.

         "OFFERING PERIOD" has the meaning set forth in Section 5.1.

         "OPTION" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

         "PARENT CORPORATION" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         "PARTICIPANT" means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in
Section 6.1 and who has not withdrawn from the Offering or whose participation in the Offering is not terminated.

         "PLAN" means the Itron, Inc. 1996 Employee Stock Purchase Plan.

         "PLAN ADMINISTRATOR" means any committee of the Board designated to administer the Plan under Section 3.1.

         "PURCHASE DATE" means the last day of each Purchase Period.

         "PURCHASE PERIOD" has the meaning set forth in Section 5.2.

         "PURCHASE PRICE" has the meaning set forth in Section 8.

         "STOCK" means the Common Stock, no par value, of the Company.

         "SUBSCRIPTION DATE" means the last regular business day prior to an Offering Date.

         "SUBSIDIARY CORPORATION" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                            SECTION 3. ADMINISTRATION

3.1      Plan Administrator

         The Plan shall be administered by the Compensation Committee of the Board, except to the extent that the Board appoints another committee or committees (which term includes subcommittees) consisting of one or more members of the Board to administer the Plan. Committee members shall serve for such terms as the Board may determine, subject to removal by the Board at any time. The administration of the Plan with respect to officers and directors of the Company who are subject to Section 16 of the Exchange Act with respect to securities of the Company shall comply with the requirements of Rule 16b-3 under
Section 16(b) of the Exchange Act as then in effect.

3.2      Administration and Interpretation by the Plan Administrator

         Subject to the provisions of the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5). The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers or employees as it so determines.

                        SECTION 4. STOCK SUBJECT TO PLAN

         Subject to adjustment from time to time as provided in Section 21, a maximum of 180,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company. Any shares of Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option shall again be available for issuance in connection with future grants of Options under the Plan.

                            SECTION 5. OFFERING DATES

5.1      Offering Periods

         Except as otherwise set forth below, the Plan shall be implemented by a series of Offerings (each, an "Offering"). Offerings shall commence on January 1 and July 1 of each year and end on the next June 30 and December 31, respectively, occurring thereafter. Notwithstanding the foregoing, the Plan Administrator may establish (a) a different term for one or more Offerings and
(b) different commencing and ending dates for such Offerings; provided, however, that an Offering Period (the "Offering Period") may not exceed five years; and provided further that if the Purchase Price may be less than 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time. In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

5.2      Purchase Periods

         Each Offering Period shall consist of two consecutive Purchase Periods (each, a "Purchase Period"). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Purchase Periods commencing on January 1, April 1, July 1 and October 1 shall end on the next March 31, June 30, September 30 and December 31, respectively. Notwithstanding the foregoing, the Plan Administrator may establish (a) a different term for one or more Purchase Periods and (b) different commencing dates and Purchase Dates for any such Purchase Period. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

                      SECTION 6. PARTICIPATION IN THE PLAN

6.1      Initial Participation

         An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company's payroll office not later than the last business day before such Offering Date (the "Subscription Date") a subscription agreement indicating the Eligible Employee's election to participate in the Plan and authorizing payroll deductions. An Eligible Employee who does not deliver a subscription agreement to the Company's payroll office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such Eligible Employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Subscription Date as deemed advisable by the Plan Administrator in its sole discretion for the proper administration of the Plan.

6.2      Continued Participation

         A Participant shall automatically participate in the next Offering Period until such time as such Participant withdraws from the Plan pursuant to
Section 11.2 or terminates employment as provided in Section 13. If a Participant withdraws from an Offering pursuant to Section 11.1, the Participant is not required to file any additional subscription agreements for the next subsequent Offering in order to continue participation in the Plan. If a Participant is automatically withdrawn from an Offering at the end of a Purchase Period pursuant to Section 12, then the Participant shall automatically participate in the Offering Period commencing on the next regular business day.

               SECTION 7. LIMITATIONS ON RIGHT TO PURCHASE SHARES

7.1      $25,000 Limitation

         No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).

7.2      Pro Rata Allocation

         In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Plan Administrator.

                            SECTION 8. PURCHASE PRICE

         The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Plan Administrator may establish a different Purchase Price for any Offering, which shall not be less than the Purchase Price set forth in the preceding sentence. The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the closing price of the Stock as reported by the Nasdaq National Market (or any national stock exchange (an "exchange") on which the Stock is at the time listed or admitted to trading) for a single trading day. If no sales of the Stock were made on the Nasdaq National Market (or an exchange) on the transaction date, fair market value shall mean the closing price of a share of the Stock as reported for the next preceding day on which sales of the Stock were made on the Nasdaq National Market (or an exchange).

                      SECTION 9. PAYMENT OF PURCHASE PRICE

9.1      General Rules

         Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant's Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's subscription agreement.

9.2      Change Notices

         During an Offering Period, a Participant may elect to decrease the amount withheld from his or her compensation by filing an amended subscription agreement with the Company's payroll office on or before the seventh day prior to the end of the pay period for which such election is to be effective (the "Change Notice Date"); provided, however, that the Plan Administrator may change such Change Notice Date from time to time.

9.3      Percent Withheld

         The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least 1% of the Participant's Eligible Compensation for such pay period, but shall not exceed 10% of the Participant's Eligible Compensation for such pay period. Amounts shall be withheld in only whole percentages.

9.4      Payroll Deductions

         Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.5      Memorandum Accounts

         Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant's compensation shall be credited to such account, but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

9.6      No Interest

         Interest shall not be paid on sums withheld from a Participant's compensation.

9.7      Acquisition of Stock

         On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of whole shares of Stock arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that in no event shall the number of shares of Stock purchased by the Participant exceed the number of shares of Stock subject to the Participant's Option. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Plan Administrator.

9.8      Refund of Excess Amounts

         Any cash balance remaining in the Participant's account shall be refunded to the Participant as soon as practical after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is in an amount less than the amount necessary to purchase a whole share of Stock, and the Board or the Plan Administrator has determined that fractional shares may not be issued, the Plan Administrator may establish procedures whereby such cash is maintained in the Participant's account and applied to the purchase of Stock in the subsequent Purchase Period or Offering Period.

9.9      Withholding Obligations

         At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

9.10     Termination of Participation

         No Stock shall be purchased on behalf of a Participant on a Purchase Date whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

9.11     Procedural Matters

         The Plan Administrator may, from time to time, establish (a) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Plan Administrator in the Plan Administrator's sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.12     Leaves of Absence

         During leaves of absence approved by the Company and meeting the requirements of Treasury Regulations Section 1.421-7(h)(2), a Participant may continue participation in the Plan by delivering cash payments to the Company's payroll office on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.

                     SECTION 10. EVIDENCE OF STOCK OWNERSHIP

         Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name at a stock brokerage or other financial services firm designated or approved by the Plan Administrator (the "ESPP Broker"). A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423(a) has been satisfied. With respect to shares of Stock for which the Code Section 423(a) holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code
Section 423(a) holding period.

                        SECTION 11. VOLUNTARY WITHDRAWAL

11.1     Withdrawal From an Offering

         A Participant may withdraw from an Offering by signing and delivering to the Company's payroll office a written notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in the earlier Purchase Periods. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering. The Company may, from time to time, impose a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal.

11.2     Withdrawal From the Plan

         A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Plan Administrator for such purpose and delivering such notice to the Company's payroll office. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the definition of Participant. The Company may, from time to time impose a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal.

11.3     Return of Payroll Deductions

         Upon withdrawal from an Offering pursuant to Section 11.1 or from the Plan pursuant to Section 11.2, the withdrawing Participant's accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant's interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

                SECTION 12. AUTOMATIC WITHDRAWAL FROM AN OFFERING

         If the fair market value of the Stock on a Purchase Date of an Offering (other than the final Purchase Date of such Offering) is less than the fair market value of the shares on the Offering Date for such Offering and the Plan Administrator has established that the Purchase Price for the Offering may be the lesser of the fair market value (or a percentage thereof) of the Stock on the Offering Date and the fair market value of the Stock on the Purchase Date, then every Participant shall automatically (a) be withdrawn from such Offering at the close of such Purchase Date and (b) after the acquisition of Stock for such Purchase Period, be enrolled in the Offering commencing on the first business day subsequent to such Purchase Period.

                      SECTION 13. TERMINATION OF EMPLOYMENT

         Termination of a Participant's employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. In such event, the payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 13.

                    SECTION 14. RESTRICTIONS UPON ASSIGNMENT

         An Option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or the laws of descent and distribution, of the Participant's interest in the Plan, of his or her Option or of any rights under his or her Option.

                     SECTION 15. EXCHANGE ACT HOLDING PERIOD

         Disposition of the shares of Stock obtained upon exercise of the Option within six months of the Purchase Date by persons required to file Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act could result in short-swing liability under Section 16(b) of the Exchange Act.

          SECTION 16. NO RIGHTS OF SHAREHOLDER UNTIL CERTIFICATE ISSUED

         With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant's Option.

                        SECTION 17. AMENDMENT OF THE PLAN

         The Board may amend the Plan in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Rule 16b-3 under the Exchange Act, Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will
(a) increase the total number of shares as to which Options may be granted under the Plan, (b) materially modify the class of persons eligible to receive Options, (c) materially increase the benefits accruing to Participants under the Plan, (d) decrease the Purchase Price below a price computed in the manner stated in Section 8, or (e) otherwise require shareholder approval under any applicable law or regulation.

                       SECTION 18. TERMINATION OF THE PLAN

         The Company's shareholders or the Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Company's shareholders or the Board, the Plan shall terminate on, and no Options shall be made after April 30, 2006, except that such termination shall have no effect on Options made prior thereto. No Options shall be granted during any period of suspension of the Plan.

                      SECTION 19. NO RIGHTS AS AN EMPLOYEE

         Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent Corporation or Subsidiary Corporation or to affect the right of the Company and the Parent Corporations and Subsidiary Corporations to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

                       SECTION 20. EFFECT UPON OTHER PLANS

         The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent Corporation or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation to
(a) establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

                             SECTION 21. ADJUSTMENTS

21.1     Adjustment of Shares

         In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then the Plan Administrator, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number of shares of Stock subject to the Plan as set forth in Section 4. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

21.2     Limitations

         The grant of Options will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                               SECTION 22. GENERAL

22.1     Registration; Certificates for Shares

         The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

22.2     Compliance With Rule 16b-3

         It is the Company's intention that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act, and if any Plan provision is later found not to be in compliance with such Rule, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

                           SECTION 23. EFFECTIVE DATE

         The Plan's effective date is the date on which it is approved by the Company's shareholders.